AMENDMENT AND WAIVER TO THE INVESTMENT AGREEMENT

THIS AMENDMENT AND WAIVER, dated as of November 8, 2010 (this “Amendment”) to the Investment Agreement referred to below is entered into by and between Desert Hawk Gold Corp., a Nevada corporation (the “Company”), and DMRJ Group I, LLC, a Delaware limited liability company (the “Investor”).

RECITALS:

WHEREAS, the parties have entered into that certain Investment Agreement dated as of July 14, 2010 (the “Investment Agreement”) between the Company and the Investor, pursuant to which the Investor has made available to the Company a senior secured term loan credit facility of up to $6,500,000 to pay transaction fees and expenses in connection therewith and to provide capital to the Company for the conduct of the Mining Activities at the Cactus Mill and on the Yellowhammer Properties and the Kiewit Properties;

WHEREAS, the Company prepared the Yellowhammer Pro Forma Statement based on the assumption that the Company would receive its amendment to the existing Cactus Mill Large Mining Operations Permit to allow construction and operation of the heap leach facility (the “Permit Amendment”);

WHEREAS, the Company has made good faith efforts to obtain the Permit Amendment and has informed the Investor of the status of the Permit Amendment process on a continuous basis, but the Company has been unsuccessful in finalizing the regulatory process for issuance of the Permit Amendment;

WHEREAS, since the Company is not able to process the tailings from the Cactus Mill pilot plant in the proposed heap leach facility, it will be unable to meet its obligations to produce at least 400,000 pounds of copper concentrate from the Yellowhammer Properties on or prior to the date that is 150 days following the date of the Initial Borrowing under the Investment Agreement or prior to the need for the final two Yellowhammer Advances;

WHEREAS, the parties now wish to amend the Investment Agreement and the Investor is willing to grant a limited waiver of the Company’s compliance with certain terms of the Investment Agreement and to permit the Company to receive continued Term Loan Advances  for the Yellow Hammer Mining Activities pending receipt of the Permit Amendment;

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt of which is hereby acknowledged, and pursuant to the provisions of Section 9.01 of the Investment Agreement, the parties hereby agree as follows:

SECTION 1.        Definitions.  Reference is hereby made to the Investment Agreement for a statement of the terms thereof.  All terms used in this Amendment which are used but not otherwise defined herein shall have the same meanings herein as set forth in the Investment Agreement.

SECTION 2.         Amendments.  The parties hereto hereby consent to and approve the following amendments:

(a)           Amendment to Section 3.02(c) (Conditions Precedent to Each Borrowing).  Section 3.02(c) of the Investment Agreement is amended to read as follows:

(c)           if a Term Loan Advance requested pursuant to such Borrowing, as specified in the applicable Borrowing Notice, shall be a Yellowhammer Advance, then, with respect to the last two Yellowhammer Advances of $500,000 each (on a net advance basis, as listed on the Yellowhammer Pro Forma Statement), the Company shall have commenced the mining of copper from the Yellowhammer Properties ~~and shall have produced at least 400,000 pounds of copper concentrate from its ore processing operations at the Cactus Properties~~ (and the conditions described in this clause (c) are referred to herein as, collectively, the “Yellowhammer Milestones”); and

(b)           Amendment to Section 7.01(m) (Events of Default).  Section 7.01(m) of the Investment Agreement is removed and stricken from the Investment Agreement in its entirety and shall no longer constitute an Event of Default.

(c)           Amendment to Schedule 4.01(i)(A) (Yellowhammer Pro Forma Statement).  Schedule 4.01(i)(A) of the Investment Agreement is amended and replaced in its entirety by the Revised Yellowhammer Pro Forma Statement attached hereto and incorporated herein.

SECTION 3.        Limited Waiver.  The Investor hereby grants a limited waiver of the forecasted mineral production levels, cash flows, and operating expenses as set forth in Section 4.01(i) of the Investment Agreement pertaining to the previous Yellowhammer Pro Forma Statement attached thereto as Schedule 4.01(i)(A) from the period of the Effective Date until the date hereof and grants a limited waiver of the requirements of Section 3.02(c) of the Investment Agreement for the Proposed Borrowing dated October 26, 2010 by the Company.

SECTION 4.         Effectiveness.  This Amendment shall become effective upon the receipt by the parties of duly executed counterparts to this Amendment.

SECTION 5.         General Provisions.

(a)           The Company hereby confirms that each representation and warranty made by it under the Investment Agreement was true and correct when made as of the Effective Date, except to the extent that any such representation or warranty expressly related solely to an earlier date (in which case such representation or warranty was true and correct on and as of such earlier date), and that no Event of Default, and no event that with the passage of time or giving of notice would constitute an Event of Default, has occurred or is continuing under the Investment Agreement.

(b)           Except as supplemented or amended hereby, the Investment Agreement and the other Transaction Documents shall continue to be, and shall remain, in full force and effect.  This Amendment shall not be deemed (i) to be a waiver of, or consent to, or a modification or amendment of, any other term or condition of the Investment Agreement or (ii) to prejudice any right or rights which the Investor may now have or may have in the future under or in connection with the Investment Agreement or the other Transaction Documents or any of the instruments or agreements referred to therein, as the same may be amended, restated, supplemented or otherwise modified from time to time.

(c)           The terms of the Investment Agreement are incorporated herein by reference and shall form a part of this Amendment as if set forth herein in their entirety.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

DESERT HAWK GOLD CORP.

By:	/s/ Robert E. Jorgensen
Name: Robert E. Jorgensen
Title: Chief Executive Officer

DMRJ GROUP I, LLC

By:	/s/ Daniel I. Small
Name: Daniel I Small
Title:Managing Director